Exhibit (m)(7)(a)(2)

APPENDIX A

To the Distribution and Service Plan

For Class A Shares and Class C Shares

of the following Portfolios of the Trust

May 1, 2011

Forward Aggressive Growth Allocation Fund

Forward Balanced Allocation Fund

Forward Extended MarketPlus Fund*

Forward Growth & Income Allocation Fund

Forward Growth Allocation Fund

Forward High Yield Bond Fund*

Forward Income & Growth Allocation Fund

Forward Income Allocation Fund

Forward U.S. Government Money Fund

*	Class C shares only. Effective September 25, 2009, Class A shares of the Fund were terminated as a share class of the Fund.